Exhibit 10.3

May 20th, 2022

Anya Hamill

via email

Dear Anya,

I am pleased to extend you an offer to become our interim Chief Financial Officer, reporting to me effective July 1, 2022.

In consideration of your appointment as interim CFO, you are eligible to receive a $25,000 quarterly bonus (subject to all applicable taxes and withholdings as required by applicable state and federal laws and regulations) payable as soon as administratively possible following the last day of each quarter: September 30th, 2022 (for Quarter 3) and December 31st, 2022 (for Quarter 4).

Payment of this bonus is contingent upon active employment at the company in the capacity of interim Chief Financial Officer at the end of each quarter, and this quarterly bonus expires at the end of 2022.

All other terms and benefits of your employment remain the same.

If you wish to accept this offer, please sign and return a copy of this offer letter to me as soon as possible.

Sincerely,

Date: May 20, 2022	By:	/s/ Jason Vieth
Jason Vieth.

President and Chief Executive Officer and Director (principal executive officer)

Accepted by

Date: May 21, 2022	By:	/s/ Anya Hamill
Anya Hamill

Chief Financial Officer (principal financial and accounting officer)